EXHIBIT 10.26

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of this 1st day of September, 2004 (the “Effective Date”), by and among Duska Therapeutics, Inc., a Nevada corporation located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 (“Duska”), Duska Scientific Co., a Delaware corporation located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 (“Duska Scientific”), and Technomedics Management & Systems, Inc., a California corporation located at Post Office Box 3207, Redondo Beach, CA 90277 (“Technomedics”).

WHEREAS, Dr. Manfred Mosk, the President of Technomedics, has been serving on behalf of Technomedics on a part-time basis as the Non-Executive Chairman of the Board of Directors of Duska Scientific; and

WHEREAS, Duska, Duska Scientific and Technomedics desire to enter into an agreement pursuant to which Dr. Mosk will serve as Non-Executive Chairman of the Board of Directors of Duska and Duska Scientific on behalf of Technomedics, on a part-time basis, pursuant to the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Duska, Duska Scientific and Technomedics hereby agree as follows:

1. Services as Non-Executive Chairman of the Board. Technomedics hereby agrees to provide the services of Dr. Manfred Mosk to serve as the Non-Executive Chairman of the Board of Directors of Duska and Duska Scientific. If Dr. Mosk is unable to serve as the Non-Executive Chairman of the Board of Directors of Duska or Duska Scientific due to physical incapacity or for any other reason for more than 45 consecutive days, Duska may terminate this Agreement as set forth in Section 4 below. Dr. Mosk on behalf of Technomedics will work on a part-time basis for Duska and Duska Scientific (i.e., not greater than a total of 20 hours per month for both companies) and will report directly to the Board of Directors of Duska and Duska Scientific, respectively, and work with Duska’s President and Duska Scientific’s President. During the Term of this Agreement, Dr. Mosk will hold the title “Non-Executive Chairman of the Board of Directors” of Duska and Duska Scientific. The services set forth in this Section 1 and any services set forth in Section 2 below shall be rendered by Dr. Mosk in Los Angeles, California and at such times and, if required in particular circumstances, through business trips to such other locations as reasonably requested by the Board of Directors of Duska or Duska Scientific, respectively. The duties of Dr. Mosk will be those customarily performed by a Non-Executive Chairman of the Board of Directors of an emerging bio-pharmaceutical public company.

2. Additional Services. During the term of this Agreement, Technomedics shall be available to provide to Duska and Duska Scientific, on a part-time basis, and at the times and places as reasonably requested from time to time by the Board of Directors of Duska or Duska Scientific, respectively, additional consulting services including, without limitation,

(i) strategic planning services, (ii) consulting services with respect to the planning and management of Duska’s or Duska Scientific’s research and development activities and the clinical trials for Duska’s or Duska Scientific’s pharmaceutical products, (iii) consulting services with respect to raising capital and providing for other financing arrangements for Duska or Duska Scientific, and (iv) any other consulting services as Technomedics and Duska’s or Duska Scientific’s Board of Directors shall mutually agree upon. In rendering the services pursuant to this Section 2, Technomedics shall report directly to, and be responsible to, the Board of Directors of Duska or Duska Scientific, respectively. The additional services set forth in this Section 2 shall be rendered solely by Dr. Manfred Mosk on behalf of Technomedics, and if Dr. Mosk is unable to render the Services due to physical incapacity or for any other reason for more than 45 consecutive days, Duska may terminate this Agreement as set forth in Section 4 below.

3. Compensation and Benefits.

3.1 Fees. In consideration of the services to be rendered to Duska and Duska Scientific hereunder, Duska shall pay to Technomedics $5,833.33 per month, paid on the 15th day of each month this Agreement is in effect. The parties acknowledge and agree that Duska Scientific has retained Technomedics to provide the services to Duska Scientific of the type described in Sections 1 and 2 hereof for the period from January 1, 2004 through August 31, 2004 under terms and conditions substantially the same as set forth in this Agreement for a fee equal to $5,833.33 per month.

3.2 Expenses. Duska and Duska Scientific shall reimburse Technomedics for necessary and reasonable out-of-pocket business expenses incurred by Technomedics in the performance of this Agreement in accordance with the reimbursement policies of Duska or Duska Scientific, respectively, in effect from time to time; provided, however, that Technomedics shall not be authorized to incur on behalf of Duska or Duska Scientific, respectively, any expenses in excess of $1,000 without the prior consent of Duska’s President or Duska Scientific’s President, respectively,

3.3 No Benefits. Technomedics acknowledges and agrees that it will not be eligible for any Duska or Duska Scientific employee benefits and, to the extent it otherwise would be eligible for any Duska or Duska Scientific employee benefits but for the express terms of this Agreement, Technomedics hereby expressly declines to participate in such Duska or Duska Scientific employee benefits. However, Dr. Mosk will be eligible for so long as he serves on the Board of Directors of Duska or Duska Scientific to receive all of the benefits made available by the respective companies to their directors for such service.

3.4 Withholding; Indemnification. Technomedics shall have full responsibility for applicable withholding taxes for all compensation paid to Technomedics under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Technomedics. Technomedics agrees to indemnify, defend and hold Duska and Duska Scientific harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on

Duska or Duska Scientific by the relevant taxing authorities with respect to any compensation paid to Technomedics.

4. Term and Termination. Technomedics shall serve as a consultant to Duska and Duska Scientific and shall render the services set forth in Section 1 of this Agreement and as may be requested pursuant to Section 2 of this Agreement to Duska and Duska Scientific for a period commencing on September 1, 2004 and terminating on the first annual meeting of the stockholders of Duska thereafter at which a slate of directors is elected, unless earlier terminated as set forth in this Section 4. In the event the Board of Directors of Duska determine to re-elect Dr. Mosk on behalf of Technomedics to serve as the Non-Executive Chairman of the Board of Directors of Duska or Duska Scientific, respectively, at the first annual meeting of the stockholders of Duska after the Effective Date, then this Agreement shall be deemed to be extended until the next annual meeting thereafter of Duska’s stockholders. This Agreement and Technomedics’ rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in this Section 4, and Technomedics shall have the right to receive only its fees that shall be accrued hereunder or under any other agreement between Duska or Duska Scientific and Technomedics or Dr. Mosk through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

4.1 Death. This Agreement and Technomedics’ duties hereunder shall terminate immediately upon the death of Dr. Mosk.

4.2 Termination by Duska. In the event that Dr. Mosk shall become either physically or mentally incapacitated so as to be incapable of performing his duties as required hereunder, and if such incapacity shall continue for a period of 45 consecutive days, Duska may, at its option, terminate this Agreement and Technomedics’ duties hereunder by written notice to Technomedics at that time or at any time thereafter while such incapacity continues. Duska may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to Technomedics. “Cause” as used in this Agreement means that (i) Technomedics has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from Duska or Duska Scientific, respectively, of such breach, or (ii) Technomedics or Dr. Mosk has been charged with a felony or has committed or participated in any intentionally fraudulent act that materially damages, or may materially damage, the business or reputation of Duska or Duska Scientific, respectively.

4.3 Termination by Technomedics. Technomedics may terminate this Agreement at any time upon 30 days prior written notice to Duska and Duska Scientific.

5. Independent Contractor. Technomedics’ relationship with Duska and Duska Scientific will be that of an independent contractor and not that of an employee of Duska or Duska Scientific, nor shall Dr. Mosk be deemed to be an employee of Duska or Duska Scientific.

6. Stock Options. In consideration for Technomedic’s agreeing to provide the services set forth in Section 1 of this Agreement, all stock options to purchase Duska’s common stock held by Dr. Mosk or Technomedics as of the date hereof shall be deemed exercisable at any time through their original expiration date notwithstanding the termination of this Agreement or termination of Dr. Mosk’s otherwise providing services to Duska or Duska Scientific prior to such expiration date, unless such termination is made by Duska for Cause.

7. Indemnity. Technomedics agrees to indemnify and hold Duska and Duska Scientific, respectively, harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of the Technomedics’ representations and warranties herein or attributable to or resulting from Technomedics’ willful misconduct in fulfilling its duties pursuant to this Agreement. Technomedics warrants and represents that it has full power and authority to enter into and perform this Agreement, and that its performance of this Agreement shall not violate any other agreement to which it is a party. Duska and Duska Scientific agree, jointly and severally, to indemnify and hold Technomedics and Dr. Mosk harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys’ fees arising out of Technomedics’ fulfillment of its duties pursuant to this Agreement, other than those arising from Technomedics’ breach of any of its representations and warranties hereunder or its willful misconduct.

8. Proprietary Rights. All work performed and all materials developed or prepared for Duska or Duska Scientific by Technomedics in rendering the services pursuant to this Agreement are the property of Duska or Duska Scientific, respectively, and all title and interest therein shall vest in Duska or Duska Scientific, respectively, and shall be deemed to be works made for hire and made in the course of the services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in Duska or Duska Scientific, respectively, or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Duska or Duska Scientific, respectively. All such materials shall belong exclusively to Duska or Duska Scientific, respectively, and Duska or Duska Scientific, respectively, shall have the right to obtain and to hold in its own name copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, along with any extensions and renewals thereof. Technomedics agrees to give Duska and Duska Scientific and any person designated by Duska or Duska Scientific such reasonable assistance, at Duska’s or Duska Scientific’s expense, respectively, as is required to perfect the rights defined in this Section 8.

9. Confidential Information.

9.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of Duska or Duska Scientific or any third party who has a direct relationship with Duska or Duska Scientific, including but not limited to information relating to Duska’s or Duska Scientific’s or any third party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by Duska or Duska Scientific or any third party who has a direct relationship with Duska or Duska Scientific as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Technomedics agrees that it will not disclose to any third party or use any Confidential Information disclosed to it by Duska or Duska Scientific except as expressly permitted in this Agreement; and that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of Duska or Duska Scientific in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Technomedics and Dr. Mosk, however, shall have no broader obligation to Duska or Duska Scientific pursuant to this Section 9.1 than the obligations generally imposed on directors of Duska and Duska Scientific.

9.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

10. Corporate Opportunity. Duska and Duska Scientific each hereby acknowledges that Technomedics and Dr. Mosk engage in a wide variety of investment, financing, corporate consulting and medical research activities and that their relationship with Duska and Duska Scientific as set forth in this Agreement is not to be deemed exclusive. Duska and Duska Scientific each hereby agrees that Technomedics and Dr. Mosk may provide consulting or other services to, or become employed by, other persons or entities engaged in investment, financing, corporate consulting and/or medical research activities, and any such activities shall not be deemed to constitute a usurpation of a corporate opportunity of Duska or Duska Scientific or a breach of Technomedics’ or Dr. Mosk’s obligations hereunder; provided, however, that such activities do not relate directly to products or potential products based on purinergic receptors, adenosine or adenosine analogues/derivatives or adenosine 5’-triphosphate (“ATP”) or ATP analogues/derivatives.

11. General Terms.

11.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors, and successors of each of the parties hereto. The services to be rendered under this Agreement are personal to and may not be delegated by Technomedics except to a company wholly owned by Technomedics; provided, however, that Technomedics may assign its rights to payment under this Agreement to any person or entity.

11.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested),

or facsimile, or overnight couriered to the party receiving such communication at the address specified below:

If to Duska or Duska Scientific:	Duska Therapeutics, Inc. Two Bala Plaza, Suite 300 Bala Cynwyd, PA 19004 Attn: Dr. Amir Pelleg, President Facsimile: (610) 660-0966

If to Technomedics:	Technomedics Management & Systems, Inc. Post Office Box 3207 Redondo Beach, CA 90277 Attn: Dr. Manfred Mosk. Facsimile: (818) 996-9958

or such other address or addressee as any party may in the future specify to the other parties.

11.3 Pennsylvania Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, excluding its conflicts of laws provisions.

11.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by the American Arbitration Association and shall be held in Philadelphia, Pennsylvania. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Philadelphia, Pennsylvania.

11.5 Amendment and Waiver. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by all parties to this Agreement A failure of any party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

11.6 Entire Agreement. This Agreement attached hereto set forth the entire understanding of the parties as to the subject matter therein and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

11.7 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of remaining provisions shall be unimpaired.

11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.9 Survival. The following Sections shall survive the termination of this Agreement: 7 (Indemnity), 8 (Proprietary Rights), 9 (Confidentiality) and 10 (Corporate Opportunities).

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

TECHNOMEDICS MANAGEMENT & SYSTEMS, INC.		DUSKA THERAPEUTICS, INC.

By:		By:

Name:	Dr. Manfred Mosk	Name:	Dr. Amir Pelleg

Title:	President	Title:	President

Date:		Date:

By:

		Name:	Dr. Rudolph Nisi

		Title:	Chairman of the Compensation Committee and Vice Chairman of the Board

Date:

DUSKA SCIENTIFIC CO.

By:

		Name:	Dr. Amir Pelleg

		Title:	President

Date:

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